Date:	July 7, 2008
Media Contact:	William H. Galligan	Phone:	816/983-1551

bgalligan@kcsouthern.com

KCS Announces Second Quarter 2008 Earnings Release
And Conference Call, Meeting Date

Kansas City, MO, July 7, 2008. Kansas City Southern (KCS) (NYSE:KSU) will release its financial results for second quarter 2008 on Thursday, July 31, 2008, before the opening of trading on the New York Stock Exchange.

KCS will also hold its second quarter 2008 earnings presentation on Thursday, July 31, 2008 at 10:30 a.m. Eastern time. The presentation will take place in New York City at 270 Park Avenue, suite 11-F. For those attending the meeting, the company will offer a buffet lunch and an opportunity to meet management immediately following the formal comments. Shareholders and other interested parties who are not able to attend the presentation in person are invited to participate via telephone or live webcast. To join the teleconference, please call (877) 407-0782 (U.S. and Canada), or (201) 689-8567 (International). To participate in the live webcast and to view accompanying presentation materials, please log into the KCS website at www.kcsouthern.com, on July 31, immediately prior to the presentation.

A replay of the presentation will be available by calling (877) 660-6853 (U.S. and Canada) or (201) 612-7415 (International) and entering account 286 and conference ID 290429. The replay will be available through August 14, 2008. The webcast will also remain available at www.kcsouthern.com for two weeks after the earnings release.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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